UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

March 1, 2008
---------------------------
Date of Report (Date of earliest event reported)

ASSURED PHARMACY, INC.
-----------------------------------------------
(Exact name of registrant as specified in its charter)

Nevada	000-33165	98-0233878
------------	-------------	--------------
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17935 Sky Park Circle, Suite F, Irvine, CA, 85016
---------------------------------------------------------------
(Address of principal executive offices)

(949) 222-9971
---------------------
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into Material Definitive Agreement

           On March 1, 2008, the Registrant entered into an Accounts Receivable Purchase Agreement (the “Purchase Agreement”) with Horizon International Investments LLC (the “Purchaser”), pursuant to which the Registrant has agreed to sell certain of its accounts receivable to the Purchaser on a weekly basis during the one-year term of the Purchase Agreement for a purchase price equal to eighty per cent (80%) of the outstanding balance of the accounts receivable purchased. The aggregate amount of the purchase prices paid for accounts receivable, less amounts collected by the Purchaser, may not at any time exceed the sum of $650,000. Upon payment of a purchased account receivable, the Purchaser will be reimbursed for the purchase price of the account receivable, together with a commission. The balance of any payments will be remitted to the Registrant. The commissions are equal to a percentage of the original outstanding balance of the relevant account receivable. The actual percentage is a function of the number of days elapsed from the date of the purchase of the account receivable to the date of payment. The percentages range from 1.65% for accounts receivable paid within 30 days after the date of purchase up to 4.95% for those paid more than 75, but less than 90, days after the date of purchase. If a purchased account receivable has not been paid within 90 days, an additional commission of 1% is added for each additional 15-day period until payment is made. If an account receivable has not been paid within 120 days after the date of purchase, the Registrant is required to repurchase that account receivable for a price equal to the sum of the purchase price originally paid by the Purchaser, plus a commission in the amount of 6.95% of the original outstanding balance of the account receivable.

          A copy of the Purchase Agreement is attached as an exhibit to this Current Report.

Item 9.01	Financial Statements and Exhibits

a)	Not applicable.

b)	Not applicable.

c)	Exhibits

	99.1.	Form of Accounts Receivable Purchase Agreement, dated as of March 1, 2008, between the Registrant and Horizontal International Investments LLC

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

           Dated: March 6, 2008

ASSURED PHARMACY, INC.

By:	/s/ Robert DelVecchio
Name:	Robert DelVecchio
Title:	Chief Executive Officer